SHARE EXCHANGE AGREEMENT


                  THIS AGREEMENT made as of the 28th day of June, 2000.

B E T W E E N :

                                                     GALAXY  ONLINE INC., a  corporation  continued  under the laws of Yukon Territory, Canada

                                                     (the "Purchaser")

                                     - and -

                                                     ENEXI,  INC.,  a Public  Corporation  incorporated  under  the laws of the State of Delaware, U.S.A.

                                 (the "Vendor")

                                     - and -

                                                     VIADUCT II, INC., a  corporation  incorporated  under the laws of the State of Indiana, U.S.A.,

                                 ("Viaduct II")

                  WHEREAS the authorized capital of Viaduct II consists of 1,000 shares of common stock, 1000 shares of which is issued as fully paid and non-assessable;

                  AND WHEREAS the Vendor is the registered and beneficial owner of all of the issued Common Shares of Viaduct II:

                  AND WHEREAS the Purchaser has offered and agreed to purchase, and the Vendor has accepted such offer and agreed to sell, 1000 Common Shares, representing 100% of the issued and outstanding Common Shares, on the terms and conditions set out in this agreement;

                  NOW THEREFORE in consideration of the mutual covenants herein contained and of other good and valuable consideration, the receipt and sufficiency of which each of the parties hereto hereby acknowledges, the parties hereto covenant and agree as follows:

Article One

                            Definitions and Schedules

Section 1.1       Definitions

                  In this agreement, the following words and terms shall have the following meanings:

     (a) "Agreement", "hereto", "hereof", "herein", "hereby", "hereunder" and similar expressions mean this agreement, as it may be amended from time to time;

     (b) "Business" means the business currently carried on by Viaduct II;

     (c) "CDN" means the Canadian Dealing Network, Inc.;

     (d) "Closing" means the completion of the purchase by the Purchaser of the Purchased Shares as provided for in this agreement;

     (e) "Closing Date" means June 28, 2000, or such other date, not later than June 28, 2000, as the parties may agree upon as the date on which the Closing shall take place upon the transfer of the freely tradable shares of stock as so outlined in this agreement;

     (f) "Common Shares" means the shares of common stock in the capital of Viaduct II, as such shares are currently constituted;

     (g) "Material" for purposes of Subsection 3.2(p) means any contract involving an amount, expenditure, disbursement or payment of more than $3,000 on a one time or annual basis;

     (h) "Products" means:

     (i) All assets of Viaduct II, Inc., Schedule A.

     (i) "Purchased Share" means 1,000 Common Shares, representing 100% of the issued and outstanding Common Shares of Viaduct II;

     (j) "Purchaser Shares" means the common shares in the capital of the Purchaser, as such shares are currently constituted; and

     (k) "Year 2000 Compliant" means:

          (i) the Product accepts, calculates, compares, sorts, extracts, sequences, and otherwise processes data inputs and date values (whether forward or backward), and returns, generates and processes date output and date values, accurately, without interruptions, and in a consistent manner (without errors or omissions due to date selection), regardless of the date used, and whether before, on or after January 1, 2000 and whether or not the dates are affected by leap years; and

          (ii) the Product stores, processes and displays date information (including in user interfaces and data fields) in ways that are unambiguous as to the determination of the century in a defined, predetermined and appropriate manner.

Section 1.2       Construction of Agreement

                  In this Agreement:

          (a) all usage of the word "including" in this Agreement shall mean "including, without limitation," throughout this Agreement;

          (b) the division of this Agreement into separate Articles, Sections and Subsections and the insertion of headings is for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

          (c) unless otherwise indicated, all references to currency herein are to the lawful money of the United States of America; and

          (d) words importing the singular include the plural and vice versa; and words importing gender include all genders.

                                  Article Two

                               Purchase of Shares

Section 2.1       Purchase and Sale of Shares

                  Subject to the terms and conditions hereof, the Purchaser offers and agrees to purchase from the Vendor, and the Vendor accepts such offer and agrees to sell, assign and transfer to the Purchaser, the Purchased Shares.

Section 2.2       Purchase Price

                  The purchase price payable by the Purchaser to the Vendor for the Purchased Share shall be $468,000.00 and shall be satisfied in full by the issuance to the Vendor of 342,253 fully paid and non-assessable Purchaser Shares as follows:

     (a) 85,563 shares shall be delivered to the Vendor unrestricted.

     (b) That said shares were determined at the share price of $1.42 per share, the closing price on June 27, 2000.

     (c) Galaxy Online, Inc. common stock shall be delivered at the closing, said delivery being a condition concurrent for the closing.

Section 2.3       Escrow and Release of Purchaser Shares

                  Of the Purchaser Shares issued by the Purchaser to the Vendor pursuant to this Agreement, 259,690 shares shall be delivered to and held by Purchaser for a period of 24 months from the date of closing until June 28, 2002.

         (a) At the Purchaser's sole discretion, the balance of $364,500.00 or the remaining shares of stock shall be paid to Vendor on or before June 28, 2002.

                                 Article Three

                                     Closing

Section 3.1       Closing

                  The sale and purchase of the Purchased Shares shall be completed at such time and at such place on the Closing Date as may be agreed upon by the parties. At the Closing, in addition to the other documents required to be delivered under this agreement or as may be reasonably requested by the
Purchaser:

     (a) the Vendor shall deliver to the Purchaser certificates representing the Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable transfer powers of attorney duly executed in blank, in either case by the holder of record thereof, with the signatures guaranteed to the satisfaction of the Purchaser, all in form and substance sufficient to permit the valid registration of the Purchaser as the owner of record of the Purchased Shares; and

     (b) the Purchaser shall deliver to the Vendor 1 certificate representing 25% of total Purchaser Shares registered in the name of the Vendor. The Purchaser Shares are not subject to any statutory hold period in Canada and, unless required by applicable law in the jurisdiction where the Vendor resides, the certificates representing the Purchaser Shares which are escrowed shall not contain any legend, and will be freely trading upon issuance in the Provinces of Ontario and Alberta, and will be freely trading on such other exchanges that the Purchaser Shares shall be listed with in the future.

                                  Article Four

                         Representations and Warranties

Section 4.1 Representations and Warranties of the Vendor re the Purchased Shares

                  The Vendor hereby represents and warrants to the Purchaser that:

     (a) Authority and Enforceability: this agreement has been duly authorized, executed and delivered by the Vendor and is a valid and binding obligation of the Vendor enforceable in accordance with its terms subject only to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought;

     (b) Absence of Conflicting Agreements: the Vendor is not a party to, bound or affected by or subject to any agreement, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of, the execution and delivery of this agreement or the performance of any of the terms of this agreement;

     (c) Consents and Approvals: there are no consents, approvals, orders or authorizations of any person or any municipal, state or federal governmental authority in the United States or elsewhere or registrations, declarations, notices, filings or recordings with any authorities required to be obtained by the Vendor in connection with the completion of the transaction contemplated by this agreement, the execution and delivery of this agreement, the Closing or the performance of any of the terms and conditions of this agreement;

     (d) Ownership of Shares: the Vendor owns beneficially and of record the Purchased Share free and clear of any lien, security interest, charge, hypothec, privilege or encumbrance or rights of others, other than the rights of the Purchaser under this agreement;

     (e) Pre-emptive Rights: no person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) which at any time in the future may become binding upon the Vendor in respect of the sale, transfer, assignment, pledge, charge, mortgage, hypothecation or other disposition or encumbrance of the Purchased Share, other than in respect of the provisions of this agreement;

     (f) Litigation: there is no suit, action, litigation, enquiry, investigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress or pending against or relating to the Vendor which affects the ownership of the Purchased Share or the ability of the Vendor to complete the transactions contemplated by this agreement, and there is not presently outstanding against the Vendor any judgment, decree, injunction, rule or order of any court or governmental or regulatory authority;

     (g) Non-Arm's Length Agreements: there are no contracts, agreements or arrangements to which Viaduct II is a party with the Vendor or with any person or corporation with which the Vendor does not deal at arm's length; and

     (h) Finder's Fees: no person, firm or corporation is entitled to any finder's fee or other payment or compensation from the Vendor in respect of the transactions contemplated by this agreement.

Section 4.2 Representations and Warranties of the Vendor re Viaduct II, Inc.

                  The Vendor hereby represents and warrants to the Purchaser that:

     (a) Organization, Good Standing and Records:

          (i) Status: Viaduct II is duly incorporated, organized and validly subsisting under the laws of the State of Indiana, with all necessary corporate power, authority and capacity to own its property and assets and to carry on the Business as presently conducted, and has made all necessary filings and has all required registrations under all applicable corporate, securities and taxation laws or any other laws to which Viaduct II is subject; and

          (ii) Minute Books and Records: the minute books of Viaduct II contain all resolutions of, and minutes of all meetings of, the directors and the sole shareholder of Viaduct II and the books and records of Viaduct II are in good standing and are true and accurate;

     (b) Absence of Conflicting Agreements: Viaduct II is not a party to, bound or affected by or subject to any agreement, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of, the execution and delivery of this agreement or the performance of any of the terms of this agreement;

     (c) Compliance with Laws: Viaduct II is in compliance in all material respects with all applicable laws, holds all governmental and regulatory approvals, licenses and authorizations required to conduct its Business, all such governmental and regulatory approvals, licenses and authorizations are in good standing and Viaduct II is in compliance with all requirements of such governmental and regulatory approvals, licenses and authorizations;

     (d) Consents and Approvals: there are no consents, approvals, orders or authorizations of any person or any municipal, state or federal governmental authority in the United States or elsewhere or registrations, declarations, notices, filings or recordings with any authorities required to be obtained by Viaduct II in connection with the completion of any of the transactions contemplated by this agreement, the execution and delivery of this agreement, the Closing or the performance of any of the terms and conditions of this agreement;

     (e) Subsidiaries: Viaduct II does not have any subsidiaries and Viaduct II is not a party to any agreements, options or commitments to acquire any shares or securities of any corporation or person or to acquire or lease any business operations, real property or assets;

     (f) Capitalization: the authorized capital of Viaduct II is as stated in the recitals hereof and 1,000 Common Shares are duly and validly issued and outstanding as a fully paid and non-assessable share;

     (g) Options: no options, warrants or other rights to purchase shares or other securities of Viaduct II has been authorized, there are no agreements in place as to the issue of any such options, warrants or other rights and no such option, warrants or other rights are outstanding;

     (h) Pre-emptive Rights: no person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) which at any time in the future may become binding upon Viaduct II in respect of the allotment or issue of any of the authorized but unissued shares of Viaduct II or of any debt or other securities of Viaduct II;

     (i) Financial Statements:

          (i) the financial statements of Viaduct II provided to the Purchaser have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent with that of prior periods; and

          (ii) such financial statements present fairly the assets, liabilities and the financial condition of Viaduct II as at the dates thereof and the income and results of the operations of Viaduct II during the periods covered by such statements;

     (j) Absence of Material Changes: since the date of the financial statements referred to in paragraph (i) above, there has not been:

          (i) any change in the condition or operation of the Business, assets, management, financial condition or future prospects of Viaduct II which has been materially adverse to its continued operation or viability; or

          (ii) a  transaction  of a nature  material to Viaduct  II,  other than
     transactions   in  the  ordinary  and  normal  course  of  business  or  as contemplated by this Agreement;

     (k) Subscriber: As of the date of closing, Viaduct II has not less than 1,250 subscribers; if, however, there are fewer than 1,250 subscribers, the total purchase price shall be adjusted downward by an equal percentage amount to reflect the lower active subscriber base.

     (l) Liabilities: Viaduct II does not have any outstanding liabilities, contingent or otherwise (including by way of guarantee, indemnification, surety or similar obligation), other than those set out in the financial statements referred to in paragraph (i) above and trade or business obligations incurred after the date thereof in the ordinary course of business consistent with past practice, none of which is (A) in an aggregate amount not greater than $10,000, or (B) materially adverse to the nature, results of operations, assets or financial condition of, or manner of conducting the Business;

     (m) Tax Matters: Viaduct II is not in default in filing any tax returns or reports required to be filed as at the date of this Agreement covering any federal, state, municipal or local taxes or assessments in respect of its capital, income, business or property, and all such returns and reports have been duly filed and are true, complete and correct and all taxes and assessments shown on such reports or returns have been paid;

     (n) Title to Properties and Assets: Viaduct II has good and marketable title to all its properties, interests in properties and assets, real and personal free and clear of all mortgages, pledges, liens, title retention agreements, security agreements, encumbrances or charges of any nature or kind whatsoever and no person or company has any agreement, option, privilege, license or right (whether by law, pre-emptive or contractual) which obliges Viaduct II to sell, transfer, assign, or in any other way dispose of any such property or assets;

     (o) Employment Agreements and Benefit Plans:

          (i) Viaduct II has no employment agreements with its salaried employees, employee benefit plans, pension plans, deferred profit sharing plans, bonus plans or any other similar plan, scheme or arrangement established for employees; and

          (ii) Viaduct II is not a party to a collective agreement with a trade union or council of trade unions, the employees of Viaduct II are not members of a trade union or council of trade unions which has been certified as bargaining agent and there is no process of certification or effort to organize a union currently in progress;

     (p) Material Contracts: Viaduct II is not a party to or bound by any presently existing oral or written contract or commitment which is material;

     (q) Related Party Loans: Viaduct II does not have any loans outstanding to directors, former directors, officers, shareholders or employees or to any person or corporation not dealing with it at arm's length;

     (r) Litigation: there is no suit, action, litigation, enquiry, investigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress or pending against or relating to Viaduct II or affecting its properties or business and there is not presently outstanding against Viaduct II any judgment, decree, injunction, rule or order of any court or governmental or regulatory authority;

     (s) Finder's Fees: no person, firm or corporation is entitled to any finder's fee or other payment or compensation from Viaduct II in respect of the transactions contemplated by this agreement; and

     (t) No Disabling Code: no software contained in the Products contains any software code that is intended to disable the software, such as computer viruses, back doors, time bombs, Trojan horses and the like, other than copy protection allowing Products to be remotely disabled by Viaduct II to prevent unauthorized use;

     (u) Year 2000 Compliance: the Products are Year 2000 Compliant, and the technology used by Viaduct II is Year 2000 Compliant where necessary, but not all such technology is Year 2000 Compliant;

     (v) Products:


          (i) Development: the Products have been developed by the Vendor on behalf of Viaduct II, using and incorporating, with modifications, software of third parties which has been made available on the basis that such software may be freely used, modified and incorporated in other software, provided that certain disclosure is included in such other software;

          (ii) Disclosure of Third Parties: except to the extent that any failure to make required disclosure is not material to Viaduct II, the Products contain all disclosure required by third parties as a condition of permission to use, modify and incorporate software of such third parties in connection with the development and sale of the Products;

          (iii) Notice of Claims: Viaduct II has not received notice from any third party of, or threatening, any claim or action by that party alleging that any of the Products infringe any patent, trademark, copyright or other rights of that party;

          (iv) Patents: Viaduct II has not obtained or applied for any patents in respect of the Products;

          (v) Trademarks: Viaduct II has used the trademarks [listed in Schedule A], but has not registered or applied to register any trademarks;

          (vi) Copyright: Viaduct II has not registered any copyrights or industrial designs;

          (vii) Licenses and Distribution Agreements: Viaduct II has not exclusively licensed any of the Products to any third party and has not granted any rights of distribution or licenses for any of the Products or its technology incorporated therein that are not revocable by Viaduct II upon reasonable notice not to exceed three months, except for licenses to end users of the Products;

          (viii)  Agreements:  Viaduct  II is not a  party  to  any  development agreements, consulting agreements, maintenance agreements, source code escrow agreements, license agreements, services agreements, applications service provider agreements, outsourcing agreements or distribution agreements relating directly or indirectly to the Products, except for warranty obligations to end users; and

          (ix) Employees: no past or present employee or contractor of Viaduct II, other than the Vendor, has contributed to the creation of the software incorporated in the Products.

          (x) Infringement: the use or licensing of the Products does not infringe the trade-mark, copyright, trade secret right or, to the knowledge of the Vendor, any registered patent in Canada or the U.S.; and

          (xi) No Default: Viaduct II is not in default of any of its obligations as a licensee under any technology licence and does not use or possess any illegal or counterfeit software; and

     (w) all services that have been provided by Viaduct II in connection with the Products and their development, have been provided in accordance with applicable laws, ordinances and regulations.

Section 4.3       Representations and Warranties of the Purchaser

                  The Purchaser hereby represents and warrants to the Vendor that:

     (a) the Purchaser is a corporation duly continued and subsisting under the laws of the Yukon Territory;

     (b) the Purchaser is quoted on CDN and is a reporting issuer in good standing under the securities legislation in the Province of Ontario;

     (c) the Purchaser has good and sufficient power, authority and right to enter into and deliver this agreement and to perform its obligations hereunder;

     (d) this agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought;

     (e) the Purchaser is not a party to, bound or affected by or subject to any agreement, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of, the execution and delivery by it of this agreement or the performance by it of any of the terms of this agreement; and

     (f) other than CDN, there are no consents, approvals, orders or authorizations of any persons or governmental authorities in Canada or elsewhere (or registrations, declarations, filings or recording with any such authorities) required to be obtained by the Purchaser in connection with the completion of any of the transactions contemplated by this agreement, the execution of this agreement, the Closing or the performance of any of the terms and conditions of this agreement.

                                  Article Five

                               Pre-Closing Matters

Section 5.1       CDN Approval

                  Prior to the Closing Date, the Purchaser shall apply for and use its diligent best efforts to obtain the approval of CDN for the transaction contemplated herein. The Vendor shall provide any information reasonably requested by CDN in connection with the granting of its approval.

Section 5.2       Costs

                  Whether or not the Closing occurs, the Vendor and the Purchaser agree that all costs and expenses incurred in connection with this agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 5.3       Actions to Satisfy Closing Conditions

                  Each of the parties agrees to sign all agreements, documents and resolutions and to take all actions as are within its power or control, and to use its best efforts to cause other actions to be taken which are not within its power or control, to complete the transactions provided for in this agreement and to ensure compliance with any of the conditions set forth in Article Six which are for the benefit of any other party and that all of its representations and warranties contained herein are true and correct on Closing.

Section 5.4       Press Release

                  Forthwith after the execution and delivery of this agreement, the Vendor and the Purchaser shall issue a joint press release announcing the execution of this agreement and disclosing its material terms (other than the purchase price payable by the Purchaser, which may be disclosed only by the Purchaser in its sole discretion), in such form as the Vendor and the Purchaser may reasonably require.

Section 5.5       Directors/Officers

                  Prior to the Closing, the Vendor shall cause all directors/officers of Viaduct II to resign or be terminated, effective as of the Closing Date, from such position, without payment by or liability to Viaduct II of any kind and the Purchaser shall nominate Jim Eiteljorg and Tim Shelburn to become directors of Viaduct II.

Section 5.6       No Other Negotiations

                  The Vendor agrees that, until the transactions provided for in this agreement have been completed or this agreement has been terminated, the Vendor shall not, directly or indirectly, or through agents or brokers, continue or enter into any discussions or negotiations with any other party regarding the possible sale, transfer, assignment, merger or consolidation of Viaduct II, the Purchased Shares or the Business or any part of it.

Section 5.7       Conduct of Business Prior to Closing

                  During the period from the date of this Agreement to the Closing, the Vendor will cause the Business to be carried on in the usual and ordinary course.

Section 5.8       Post-Closing Deliveries

                  As soon as reasonably possible following Closing, counsel for the Seller shall obtain a UCC certificate issued by the Secretary of State of the State of California with respect to the Vendor, in the event such certificate discloses registrations other than those specifically provided to Purchaser which the Purchaser is not willing to accept, the Purchaser shall deliver the UCC certificate(s) to the Vendor, and the Vendor shall, not later than 15 business days following receipt of the certificate(s), take such steps and pay such amounts as may be necessary to discharge or have such registrations removed and satisfied in full.

     (a) Vendor will provide written confirmation from Security Holder of release of its security interest in those cases Purchaser is not willing to accept.

                                  Article Six

                              Conditions of Closing

Section 6.1       The Purchaser's Conditions

                  The obligation of the Purchaser to complete the purchase of the Purchased Shares shall be subject to the satisfaction of or compliance with, at or before the Closing Date, each of the following conditions precedent, each of which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by the Purchaser in whole or in part by notice in writing to the Vendor:

     (a) Representations and Warranties: all of the representations and warranties of the Vendor made in this agreement shall be true and correct as at the Closing Date with the same effect as if made at and as of the Closing Date and the Purchaser shall have received at the Closing Date certificate of the Vendor confirming the truth and correctness of such representations and warranties;

     (b) Performance of Obligations: the Vendor shall have performed or complied with, in all material respects, all obligations, covenants and agreements in this agreement to be performed or complied with by him by the Closing Date; and

     (c) Certificate re Finder's Fee: the Vendors shall have provided a certificate in a form acceptable to the Purchaser confirming that it has no claim against the Purchaser, the Corporation or the Business as to any fees whatsoever in connection with the transactions contemplated in this Agreement;

     (d) CDN Approval: the Purchaser shall have received the conditional approval of CDN to complete the transaction contemplated by this Agreement;

     (e)  Vendor  will  provide   connectivity  at  their  cost  for  unmigrated
subscribers for a maximum period of 30 days from the date of closing with Buyer agreeing to pay $6.50 per unmigrated subscriber during this period;

     (f) If Vendor fails to provide connectivity during the 30 day period, Vendor will reimburse Purchaser the purchase price per subscriber lost pro rated over the 30 day period;

     (g) Vendor verifies it will maintain a minimum ratio of one dial up line for every 8 customers per location;

     (h) Vendor verifies that it will maintain a minimum ratio of one T-1 line to the Internet back bone for every 8 P.R.I.'s or channelized T-1's per location.

Section 6.2       Vendor's Conditions

                  The obligations of the Vendor to complete the transactions provided for in this agreement shall be subject to the satisfaction of or compliance with, at or before the Closing Date, each of the following conditions precedent, each of which is hereby acknowledged to be inserted for the exclusive benefit of the Vendor and may be waived by the Vendor in whole or in part by notice in writing to the Purchaser:

     (a) Representations and Warranties: all of the representations and warranties of the Purchaser made in or pursuant to this agreement shall be true and correct as at the Closing Date with the same effect as if made at and as of the Closing Date, and the Vendor shall have received a certificate from a senior officer of the Purchaser confirming the truth and correctness in all respects of such representations and warranties;

     (b) Performance of Obligations: the Purchaser shall have performed or complied with, in all material respects, all obligations, covenants and agreements in this agreement to be performed or complied with by the Purchaser by the Closing Date;

     (c) Purchaser Shares: except as set forth in Section 2.3, the Purchaser Shares shall not be subject to any escrow or statutory hold period; and

Section 6.3       Mutual Condition

                  The obligations of the Vendor and the Purchaser to complete the transactions provided for in this agreement shall be subject to the Purchaser having received the approval of CDN therefor prior to the Closing Time.

                                 Article Seven

                                 Indemnification

Section 7.1       Indemnification

     (a) The Vendor hereby covenants and agrees to indemnify and save harmless the Purchaser, effective as and from the time of the completion of the transactions provided for in this agreement, from and against any claims, demands, actions, causes of action, damage, loss, costs, liabilities or expenses (for greater certainty on an after-tax basis) including, without limitation, legal fees (in this Article Seven called "Claims") which may be made or brought against the Purchaser or Viaduct II or which the Purchaser or Viaduct II may suffer or incur as a result of, in respect of, or arising out of any incorrectness in or breach of any representation or warranty of the Vendor contained in this agreement provided that the obligations of the Vendor shall be limited to the value of the proceeds received by the Vendor.

     The foregoing obligation of indemnification in respect of any Claims shall be subject to the limitations contained in this Agreement respecting the survival of representations and warranties and to the provisions of paragraphs
(b), (c) and (d) below.

     (b) The Purchaser shall promptly give notice to the Vendor of any Claim. Such notice shall specify whether the Claim arises as a result of a claim (i) made by a person against the Purchaser or Viaduct II, as the case may be (a "Third Party Claim"), or (ii) made otherwise (a "Direct Claim"). Such notice shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim or, if an amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim.

     (c) With respect to Direct Claims, following receipt of notice from the Purchaser of a Claim, the Vendor shall have 60 days to make such investigation of the Claim as the Vendor considers necessary or desirable. For the purpose of such investigation, the Purchaser shall make available to the Vendor and his authorized representatives the information relied upon by the Purchaser to substantiate the Claim. Any payments to be made hereunder by the Vendor shall be made not later than 65 days from receipt of a notice from the Purchaser as hereinbefore provided.

     (d) With respect to any Third Party Claim, the Vendor shall have the right, at his own expense and with the consent of the Purchaser, to participate in or assume control of the negotiation, settlement or defence of such Third Party Claim and, in such event, the Vendor shall reimburse the Purchaser for all of the Purchaser's out-of-pocket expenses as a result of such participation or assumption. If the Vendor elects to assume such control, the Purchaser shall cooperate with the Vendor, shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at his own expense and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Vendor and the Purchaser shall be retained by the Vendor. If the Vendor, having elected to assume such control thereafter fails to defend any such Third Party Claim within a reasonable time, the Purchaser shall be entitled to assume such control at the Vendor's expense and the Vendor shall be bound by the results obtained by the Purchaser with respect to such Third Party Claim.


                                  ARTICLE EIGHT

                                     General

Section 8.1       Notices

                  Any notice or other writing required or permitted to be given under this agreement shall be sufficiently given if delivered to the party to whom it is given if delivered by prepaid courier to the party to whom it is given or if transmitted by telecopier or other form of recorded communication, addressed to that party:

     (e) in the case of a notice to the Vendor to the attention of the Vendor at COL as follows:

                  Viaduct II, Inc.
                  20 Corporate Park, Suite 110
                  Irvine, California 92606
                  U.S.A.
                  Attention: Dr. Roger Miller

                  Telephone: 949-300-6759
                  Facsimile: 949-756-8233

     (f) in the case of a notice to the Purchaser, as follows:

                  Galaxy Online Inc.
                  Suite 2008
                  390 Bay Street
                  Toronto, Ontario
                  M5H 2Y2
                  Attention:        Stan Bharti

                  Telephone:  (416) 861-1031
                  Facsimile:   (416) 861-8165
or at such other address as the party to whom a notice is to be given shall have last notified to the party giving it in the manner provided in this section. Any notice delivered or transmitted by telecopier or other method of recorded communication to the party to whom it is addressed shall be deemed to have been given and received on the day it is delivered or transmitted, provided that if such day is not a business day in the city of the addressee then the notice shall be deemed to have been given and received on the business day next following such day.

Section 8.2       Public Notices

                  The parties agree that, except as contemplated in Section 5.4, all public notices to third parties and employees and all other publicity concerning the transactions contemplated by this agreement shall be jointly planned and coordinated and no party shall act unilaterally in this regard without the prior approval of the other party, such approval not to be unreasonably withheld.

Section 8.3       Survival of Representations and Warranties

                  All representations and warranties, covenants and agreements on the part of each of the parties contained in this agreement shall survive the Closing, provided that such representations and warranties, covenants and agreements, except those with respect to title to the Purchased Shares, shall survive for a period of two years from the Closing Date. The representations and warranties of the Vendor relating to title matters of the Purchased Shares shall continue in full force and effect for the benefit of the Purchaser and be unlimited as to duration.

Section 8.4       Further Assurances

                  The parties shall with reasonable diligence do all acts and things and provide all reasonable assurances as may be required to consummate the transactions contemplated by this agreement, and each party shall provide all further documents or instruments required by the other party as may be reasonably necessary or desirable to effect the purpose of this agreement and carry out is provisions whether before or after the Closing.

Section 8.5       Entire Agreement

                  This agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, including the Letter Agreement dated May 12, 2000, by and between any of the parties with respect to the subject matter of this agreement. No supplement, modification or waiver of this agreement shall be binding unless executed in writing by the party to be bound by it.

Section 8.6       Assignment

                  The parties agree that their rights and obligations under this agreement may not be assigned without the written consent of the other party hereto.

Section 8.7       Severability

                  The invalidity or enforceability of any provision of this agreement or any covenant contained herein shall not affect the validity or enforceability of any other provisions or covenants hereof and any such invalid provision or covenant shall be deemed to be severable.

Section 8.8       Business Day

                  Whenever under the terms of this agreement an event is to occur on any day that is not a business day in the relevant city, the occurrence of that event shall be deferred to the next business day in such city.

Section 8.9       Time

                  Time shall be of the essence of this agreement.

Section 8.10      Governing Law

                  This agreement shall be governed and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, and each of the parties agrees to attorn to the Courts of the Province of Ontario and shall be treated in all respects as a Ontario contract.

Section 8.11      Counterparts

                  This agreement may be executed by the parties in separate counterparts each of which when so executed and delivered shall be an original, and all counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF the parties have duly executed this agreement as of the date first above written.

                                                       GALAXY ONLINE INC.
                                                       Per:     /s/ Kevin Foster

Witness
                                                       VIADUCT II, INC.
                                                       Per:     /s/ Roger Miller